EXHIBIT 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Reports Results
     For Second Quarter, First Six Months of 2006
     Natchez, MS (August 7, 2006)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the quarter and the six-month period ended June 30, 2006.
     Second Quarter 2006 Net Income. Net income for the quarter was $12.3 million, or $0.57 per diluted share. The company reported net income of $9.3 million, or $0.46 per share on a diluted basis, for the same period in 2005.
     Second Quarter 2006 Operating Results. Oil and gas sales totaled $47.1 million from average production of 58 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $41.7 million from average daily production of 64 MMcfe/d during the same period in 2005. During the second quarter of 2006, crude oil represented approximately 51% of the company’s total production. The average price realized per barrel of oil in the second quarter of 2006 increased to $59.99 compared to $41.53 during the same period in 2005, while the average price realized per thousand cubic feet of natural gas in the second quarter of 2006 increased to $7.93 compared to $7.43 during the same period a year earlier.
     Six Months 2006 Net Income. Net income increased to $25.1 million, or $1.17 per diluted share, compared to net income of $18.8 million, or $0.92 per share on a diluted basis, for the same period in 2005.
     Six Months 2006 Operating Results. Oil and gas sales totaled $92.6 million from average production of 57 MMcfe/d. This corresponds to sales of $84.7 million from average daily production of 69 MMcfe/d during the same period in 2005. Crude oil represented 56% of total production. The average price realized per barrel of oil increased to $56.74 compared to $39.41 during the same period in 2005, while the average price realized per thousand cubic feet of natural gas for the six-month period ended June 30, 2006 increased to $8.44 compared to $7.15 during the same period a year earlier.
     Second Quarter 2006 Discretionary Cash Flow. Discretionary cash flow increased by 15% to $35.1 million during the three-month period ended June 30, 2006 compared to $30.4 million for the same period in 2005. Net cash flow provided by operating activities, as defined by GAAP, totaled $34.3 million and $32.2 million during the three-month periods ended June 30, 2006 and 2005, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

     Six Months 2006 Discretionary Cash Flow. Discretionary cash flow totaled $68.9 million during the six-month period ended June 30, 2006 compared to $61.8 million for the same period in 2005. Net cash flow provided by operating activities, as defined by GAAP, totaled $75.3 million and $53.6 million during the six-month periods ended June 30, 2006 and 2005, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.
Reconciliation of Non-GAAP Financial Measure:
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Discretionary cash flow	$35,100	$30,424	$68,880	$61,838
Net working capital changes and other changes	(774)	1,798	6,462	(8,285)

Net cash flow provided by operating activities	$34,326	$32,222	$75,342	$53,553

Consolidated Condensed Balance Sheets:
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$1,046	$2,565
Oil and gas properties, net	501,924	447,364
All other assets	66,335	83,847

Total assets	$569,305	$533,776

Long-term debt excluding current maturities	$196,641	$188,813
All other liabilities	115,921	116,915
Stockholders’ equity	256,743	228,048

Total liabilities and stockholders’ equity	$569,305	$533,776

Production and Price Information:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2006	2005	2006	2005
Production:
Oil (MBbls)	443	590	958	1,230
Gas (MMcf)	2,581	2,313	4,530	5,060
Gas equivalent (MMcfe)	5,239	5,850	10,281	12,443
Average daily (MMcfe)	57.6	64.3	56.8	68.7

Average realized prices:
Oil ($/Bbl) (a)	$59.99	$41.53	$56.74	$39.41
Gas ($/Mcf)	$7.93	$7.43	$8.44	$7.15
Gas equivalent ($/Mcfe)	$8.98	$7.12	$9.01	$6.81

(a) Below is a reconciliation of the average NYMEX price to the Average realized sales price per barrel of oil:

Average NYMEX oil price	$70.70	$53.17	$67.09	$51.51
Basis differentials and quality adjustments	(7.83)	(7.37)	(7.93)	(6.89)
Transportation	(1.29)	(1.28)	(1.28)	(1.30)
Hedging	(1.59)	(2.99)	(1.14)	(3.91)

Averaged realized oil price	$59.99	$41.53	$56.74	$39.41

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating revenues:
Oil and gas sales	$47,057	$41,668	$92,638	$84,680

Operating expenses:
Lease operating expenses	7,365	6,197	13,270	12,733
Depreciation, depletion and amortization	14,791	13,671	28,627	29,079
General and administrative	1,924	2,801	3,650	4,495
Accretion expense	1,331	770	2,750	1,631
Derivative expense	30	533	120	912

Total operating expenses	25,441	23,972	48,417	48,850

Income from operations	21,616	17,696	44,221	35,830

Other (income) expenses:
Interest expense	4,128	4,265	8,276	8,834
Other (income)	(670)	(96)	(1,000)	(298)

Total other (income) expenses	3,458	4,169	7,276	8,536

Income before income taxes	18,158	13,527	36,945	27,294
Income tax expense	6,294	4,735	12,844	9,553

Income before Medusa Spar LLC	11,864	8,792	24,101	17,741
Income from Medusa Spar LLC net of tax	439	519	969	1,045

Net income	12,303	9,311	25,070	18,786
Preferred stock dividends	—	—	—	318

Net income available to common shares	$12,303	$9,311	$25,070	$18,468

Net income per common share:
Basic	$0.61	$0.52	$1.26	$1.04

Diluted	$0.57	$0.46	$1.17	$0.92

Shares used in computing net income:
Basic	20,314	17,736	19,855	17,703

Diluted	21,448	20,345	21,388	20,511

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.